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                            ARTICLES OF ASSOCIATION

The proposed Articles of Association of the resulting bank appear following this page.

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                FIRSTAR BANK OF MINNESOTA, NATIONAL ASSOCIATION
                        RESTATED ARTICLES OF ASSOCIATION

   FIRST. The Title of this Association, which shall carry on the business of banking under the laws of the United States, shall be "Firstar Bank of Minnesota, National Association."

   SECOND. The place where the main banking house or office of this Association shall be located, its operations of discount and deposit carried on, and its general business conducted, shall be Bloomington, County of Hennepin, State of Minnesota. The general business of the Association shall be conducted at its main office and its branches.

   THIRD. The Board of Directors of this Association shall consist of such number of properly qualified persons, not less than five nor more than twenty-five, as from time to time shall be determined by a majority of the votes to which all of its shareholders are at the time entitled, provided, however, that a majority of the full Board of Directors may increase the number of directors within the limits specified in 12 U.S.C. 71a or other applicable law and appoint persons to fill the resulting vacancies between meetings of shareholders. Members of the Board of Directors shall meet the qualifications of 12 U.S.C. 72 or other applicable law. The increase in number of directors shall be limited to not more than four directors in any one year. A majority of the Board of Directors shall be necessary to constitute a quorum for the transaction of business.

   FOURTH. The regular annual meeting of the shareholders of this Association shall be held at its main banking house or other convenient place duly authorized by the Board of Directors on such day of each year as is specified therefor in the By-Laws.

   FIFTH. The amount of authorized capital stock of this Association, shall be Eight Hundred Ninety Three Thousand ($893,000) divided into 178,650 shares of common stock of the par value of Five Dollars ($5.00) each; but said capital stock may be increased or decreased from time to time in accordance with the provisions of the laws of the United States.

   No holder of any class of stock of this Association shall have any pre-emptive or preferential right to subscribe for or purchase any of the unissued shares of the stock of the Association, whether now or hereafter authorized, or any bonds, certificates of indebtedness, debentures or other securities convertible into the stock of this Association, or any right of subscription to any thereof, other than such, if any, as the Board of Directors in its discretion may from time to time determine.

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   If the capital stock is increased by a stock dividend, each shareholder shall be entitled to his or her proportionate amount of such increase in accordance with the number of shares of capital stock owned by him or her at the time the increase is authorized by the shareholders unless another time subsequent to the date of the shareholders meeting is specified in a resolution adopted by the shareholders at the time the increase is authorized.

   SIXTH. The Board of Directors shall appoint one of its members President of this Association, who shall be Chairman of the Board; but the Board of Directors may appoint a Director, in lieu of the President, to be Chairman of the Board, who shall perform such duties as may be designated by the Board of Directors. The Board of Directors shall have the power to appoint one or more Vice Presidents, to appoint a Cashier and such other officers as may be required to transact the business of this Association; to fix the salaries to be paid to all officers of this Association; and to dismiss such officers, or any of them.

   The Board of Directors shall have the power to define the duties of officers and employees of this Association, to require bonds from them, and to fix the penalty thereof, to regulate the manner in which Directors shall be elected or appointed, and to appoint judges of election; to make all By-Laws that it may be lawful for them to make for the general regulation of the business of this Association and the management of its affairs; and generally to do and perform all acts that it may be lawful for a Board of Directors to do and perform.

   SEVENTH. This Association shall have succession from the date of its organization certificate until such time as it shall be dissolved by the act of its shareholders in accordance with the provisions of the banking laws of the United States, or until its franchise becomes forfeited by reason of violation of law, or until terminated by either a general or a special act of Congress, or until its affairs be placed in the hands of a receiver and finally wound up by him.

   EIGHTH. The Board of Directors of this Association, or the sole shareholder may call a special meeting of shareholders at any time; provided, however, that, unless otherwise provided by law, not less than ten days prior to the date fixed for any such meeting, a notice of the time, place and purpose of the meeting shall be given by first-class mail, postage prepaid, to all shareholders of record of this Association at their respective addresses as shown upon the books of the Association. These Articles of Association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the shareholders owning at least a majority of the stock of this Association, subject to the provisions of the banking laws of the United States, provided, however, that


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notice of any such meeting shall be given as hereinabove set forth.







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